EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-56400) of H&R Block, Inc. of our report, dated June 6, 2005, relating to the statements of net assets available for benefits as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the supplemental schedule H, line 4i— schedule of assets (held at end of year) as of December 31, 2004 of the H&R Block Retirement Savings Plan, which report appears in this Form 11-K.

/s/ KPMG LLP

Kansas City, Missouri
June 23, 2005

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